                                 EXHIBIT 21.1

                SUBSIDIARIES OF UNITED DEFENSE INDUSTRIES, INC.


UDLP HOLDINGS CORP.,  a Delaware corporation

UNITED DEFENSE, L. P.,  a Delaware limited partnership

     Its Subsidiaries:

          UDLP International, Inc., a Delaware corporation

          UD United Defense International Sales Corp., a Barbados corporation

          UDLP Overseas Limited, a Delaware corporation

          UDLP Components, Limited, a Bermuda corporation